Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 30, 2021, is by and among LORI GOLDSTEIN, LTD., a New York corporation (the “Seller”), LORI GOLDSTEIN, an individual (“Shareholder”), and GOLD LICENSING, LLC, a Delaware limited liability company, and wholly-owned subsidiary of Xcel Brands, Inc. (“Xcel”) (the “Buyer”). Buyer, Seller and Shareholder are referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.   Seller is in the business of the design, sale, promotion, distribution and marketing of apparel, accessories and all other categories sold under the proprietary Lori Goldstein Brands and any sub-brand or related brand (the “Seller Business”).

B.   Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and assume from Seller, certain assets (other than the Excluded Assets and net of Excluded Liabilities as hereinafter defined) upon the terms and conditions set forth below (the “Transaction”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1               Certain Definitions.        As used in this Agreement, capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in Exhibit A attached hereto.

ARTICLE II

PURCHASE AND SALE OF THE ASSETS

2.1       Transfer of Assets.

(a)        Purchase and Sale of Assets.   Subject to and upon the terms and conditions set forth in this Agreement and in consideration of the Purchase Price (as defined below), at the Closing (as defined below) of the transactions contemplated hereby, Seller and Shareholder (as applicable) shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and assume from Seller and Shareholder (as applicable), all right, title and interest of Seller in and to the following identified assets (collectively, the “Transferred Assets”), free and clear of all Security Interests:

(i)         All Intellectual Property Rights with respect to Intellectual Property relating to the following assets (“LGIP”) including, but not limited to,

(1)        all rights other than the Retained Media Rights held by Seller and Shareholder to the trademarks and brand designations LOGO, LOGO BY LORI GOLDSTEIN, LORI GOLDSTEIN, LOGO LAYERS, LOGO LINKS, LOGO LOUNGE, LOGO LUNA and all other brands and trademarks previously used, intended to be used, or otherwise considered or developed in connection with the LOGO and/or LORI GOLDSTEIN marks (collectively, herein referred to as the “Trademarks” or the “Lori Goldstein Brands”),

(2)        the URL lorigoldstein.com Internet domain name, including all registrations thereof, and all rights to listings or keyword associations in any Internet search engines or directories associated with such domain name (collectively, the “Domain Name”),

(3)        all social media platforms maintained by the Seller or Shareholder in connection with the design, sourcing, merchandising, sale, and marketing of products under the Trademarks, including but not limited to Facebook, Instagram, YouTube, TikTok, Twitter, Snapchat, Pinterest, and any others, including any usernames and passwords,

(4)        the web pages created or acquired by or for the Seller solely with respect to the sale and marketing of products under the Trademarks and associated with, or located at or under, the Domain Name (collectively the “Website”), including all Website Materials. The “Website Materials” include, without limitation: (i) web pages, support files and related information and data associated with the Website; (ii) any and all text, graphics, HTML or similar code, applets, scripts, programs, databases, source code, object code, templates, forms, image maps, documentation, audio files, video files, log files or customer data; (iii) all copyrights, copyright registrations, copyright applications, trade secrets, moral rights, publicity rights and know-how related to the Website; (iv) all content that has appeared in any past or present editions of the Website, whether archived on the Website or otherwise; and (v) the operation, concepts, look and feel of the Website and Website Materials and business ideas associated with the design, sourcing, merchandising, sale and marketing of products under the Trademarks (the “Content”) but excluding in all cases the Excluded Assets, and

(5)        the patents and applications and registrations therefor, if any, all those registrations and applications for registrations for the Trademarks as listed on Schedule 5.8(b), and all designs, drawings, specifications, inventions, know-how, trade secrets, licenses, customer lists and files, referral relationships, advertising and marketing programs and plans, software, and business information owned or used by Seller and Shareholder in connection with the design, sourcing, merchandising, sale and marketing of products under the Trademarks;

(ii)       All of Seller’s rights under all Contracts identified in Schedule 5.5(i) (the “Assumed Contracts”);

(iii)      All available creative materials, advertising and promotional materials relating to the Trademarks in all formats, including print, electronic and digital formats, and including but not limited to product designs, sketches, ideas, and all marketing and promotional materials related to the Lori Goldstein Brands (the “Promotional Materials”);

(iv)       All electronic and/or digital copies and documentation, or files of or relating to the Website Materials and Promotional Materials (the “Digital Files”);

(v)        All computer equipment and software, lighting and audio equipment and related technical equipment owned by Seller, listed in Schedule 2.1(v), and used in connection with performance of responsibilities pursuant to the Assumed Contracts;

(vi)       All goodwill associated with the Trademarks and the Transferred Assets; and

(vii)     All books, records, ledgers and files or other similar information related to the Transferred Assets and the design, sourcing, merchandising, sale and marketing of products under the Trademarks, including client lists, vendor lists, research files and materials, data books relating solely to the Transferred Assets (the “Seller Business Records”).

(b)        Notwithstanding Section 1.1(a), Buyer acknowledges and agrees that it is not acquiring any right, title or interest in any assets of Seller other than the Transferred Assets, including, by way of example, the following assets (collectively, the “Excluded Assets”):

(i)        the Retained Media Rights;

(ii)       all cash and cash equivalents and securities;

(iii)      all Accounts Receivable of Seller earned or existing on or prior to the Closing;

(iv)       insurance policies and causes of action, lawsuits, claims, demands, rights of recovery and set-off under or with respect to, and the proceeds of, insurance policies;

(v)        Leases of any type;

(vi)       All rights to refunds, tax refunds, prepaid assets and security deposits;

(vii)      Financial, corporate and tax records of Seller; and

(viii)    All social media platforms and accounts now or hereinafter created for Shareholder personally, including for promotion of the Retained Media Rights or for personal expression of the Shareholder. For clarification, the Buyer shall maintain social media accounts for commercial promotion of the Lori Goldstein Brands, and Shareholder shall be entitled to maintain her own social media accounts for expression of her personal interests and the Retained Media Rights.

(c)        Assumed Liabilities.  In connection with the sale, conveyance, assignment, transfer and delivery of the Transferred Assets pursuant to this Agreement, at the Closing, Seller shall assign and transfer and Buyer shall accept and assume as of  April 1, 2021, and agrees to pay, perform and discharge as of such date the following liabilities, and no others (the “Assumed Liabilities”):

(i)         all Liabilities that arise out of or relate to Buyer’s ownership or operation of the Transferred Assets related to periods arising following the Closing; and

(ii)       all of the obligations and Liabilities of Seller under the Assumed Contracts except to the extent that such obligations and Liabilities arise out of or relate to a violation or breach thereof by Seller. For clarification purposes, Seller shall retain any liabilities and obligations related to the Assumed Contracts for the period prior to April 1, 2021, including but not limited to any payments related to such period to be made under such Assumed Contracts including to Mr. George Brescia.

(d)        Excluded Liabilities. Seller shall retain and shall hereafter pay, perform, satisfy and discharge when due, all Liabilities other than Assumed Liabilities, and Buyer does not assume, and expressly disclaims responsibility for, any debts, liabilities, obligations or commitments of Seller or any other party of any kind or nature whatsoever with respect to the Seller Business or Transferred Assets arising, incurred or accruing on, before or after the Closing, except Assumed Liabilities which Buyer specifically assumes under this Agreement (“Excluded Liabilities”).  Excluded Liabilities shall include, but not be limited to, the following:

(i)         all Liabilities relating to or arising out of the Excluded Assets other than the Assumed Liabilities;

(ii)        all Liabilities arising out of any transaction or obligation incurred by Seller on or after the Closing Date, except for Liabilities arising out of or related to the Transferred Assets for the period following the Closing Date;

(iii)       All obligations and liability to any of its current or former employees, including but not limited to, employee salaries, benefits, accrued and unpaid vacation related to the period on or before the Closing Date;

(iv)       all liabilities and obligations for taxes of any kind, including without limitation, Federal, state and local taxes, income, sales and use, ad valorem duties and assessments, FICA, contributions and profit sharing deductions relating to the operation of the Seller Business on or before the Closing Date, (except for Transfer Taxes which shall be paid pursuant to Section 12.2); and

(v)        any of Seller’s expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the Transaction.

2.2       Certain Required Consents.    If an attempted assignment or transfer of the Transferred Assets or any claim or right of any benefit arising thereunder or resulting therefrom, without the consent, approval or waiver of a third party, would constitute a breach thereof or in any way adversely affect the rights of the Seller or Buyer thereunder, unless and until any such required consent, approval or waiver has been obtained and is in full force and effect, such Transferred Asset or other claim, right or benefit shall not be deemed assigned or transferred. To the extent that Buyer shall have determined to close under this Agreement prior to receipt of any consent, approval or waiver necessary to transfer the rights and benefits of any Transferred Asset to Buyer, then for one year following the Closing Date, the Seller shall continue to use their best efforts to obtain as promptly as practicable all such consents, approvals and waivers required by third parties to transfer to Buyer such Transferred Asset in a manner that will avoid any default, conflict or termination of rights thereunder. If such consent, approval or waiver is not obtained or if an attempted assignment thereof would be ineffective or would affect the rights of the Seller thereunder so that Buyer would not receive all such rights, the Seller shall use their best efforts to reach any arrangements Buyer deems reasonably necessary or desirable to provide for Buyer the benefit thereunder, including enforcement for the benefit of Buyer of all rights of the Seller against the other party thereto, subject to Buyer being responsible for the obligations thereunder.

2.3       Further Assurances.    Each Party agrees to work diligently, expeditiously and in good faith to consummate the transactions contemplated by this Agreement.  If, at any time, Buyer believes or is advised that any further instruments or assurances are reasonably necessary or desirable to consummate the Transaction or to carry out the purposes and intent of this Agreement on or after the Closing Date, then the Seller and Buyer, and their respective officers, employees and directors, shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Transaction and to carry out the purposes and intent of this Agreement; provided that the Seller shall have no obligation to commence any legal proceeding in order to provide any of such further instruments, deeds, assignments or assurances.

ARTICLE III

CONSIDERATION, PAYMENT,

3.1       Purchase Price, Payment.        The aggregate consideration (the “Purchase Price”) to be paid by the Buyer to the Seller for the Transferred Assets as provided in Section 3.1(a) and Section 3.1(b) below, and additional payments as provided in Section 3.2 below, shall be payable as follows (and as provided in Section 3.2):

(a)        Initial Cash Consideration.   The sum of Three Million Six Hundred and Forty-four Thousand Three Hundred and Eight Dollars ($3,644,308.00) (the “Initial Cash Consideration”) shall be payable as follows:

(1)        The sum of One Million Five Hundred Ninety-nine Thousand Five Hundred Fifty-Eight Dollars ($1,599,558.00), payable at the Closing by wire transfer of immediately available funds to an account designated in writing by Seller prior to or at the time of Closing (the “Closing Cash Payment”); and

(2)        The sum of Two Million Forty-Four Thousand Seven Hundred Fifty Dollars ($2,044,750.00)(“Additional Cash Payment”), payable upon Buyer's receipt of the first royalty payment from QVC in respect of the Transferred Assets but not to exceed the amount of the Additional Cash Payment, and with the entirety of this Additional Cash Payment to be paid by Buyer to Seller no later than one hundred twenty (120) calendar days following the Closing (even if Buyer has not yet received such first royalty payment from QVC in respect of the Transferred Assets, and/or such first royalty payment is less than the Additional Cash Payment); in each case such payments shall be by wire transfer of immediately available funds to an account designated in writing by Seller prior to or at the time of Closing.

(b)        Earn-Out.        Subject to the definitions, terms and conditions of this Section 3.1(b), Seller shall be entitled to additional cash consideration in respect of the sale of the Transferred Assets in an amount of up to $12,500,000.00 (the “Earn-Out Amount”):

(i)         “Net Royalties” means royalty revenue to the Buyer pursuant to the Transferred Assets, as recognized under generally accepted accounting principles (GAAP), less only commissions on such royalty revenues contractually due to third-parties, including brokers and other retailers.

(ii)      “Royalty Contribution” means the Net Royalties generated by Buyer from the Transferred Assets in each calendar year (pro-rata for the ownership of the Transferred Assets by Buyer), less Four Million Dollars ($4,000,000), less the Initial Cash Consideration (to the extent unrecouped from the Royalty Contribution for prior years, and with such cumulative recoupment), provided that the Royalty Contribution shall not be less than Zero ($0.00).  Buyer agrees that if QVC or QVC’s Affiliate does not pay certain royalties related to the Transferred Assets to Buyer or Buyer’s Affiliate because QVC is entitled to offset or otherwise deduct such royalties pursuant to (A) the Assignment and Assumption Agreement between Buyer, Seller, and QVC reproduced hereto at Schedule 9.2 (the “Assumption Agreement”) in connection with any action or inaction of Buyer or Buyer’s Affiliates during the period following the Closing, or (B) any other agreement that includes both Buyer and QVC or Buyer’s Affiliates and QVC (whether currently in effect or in effect in the future), then such offset or deducted amounts that QVC or QVC’s Affiliate does not pay to Buyer or Buyer’s Affiliate (the “Offset Amounts”) will still be considered to have been paid to Buyer or Buyer’s Affiliate in full for purposes of Section 3.1 of this Agreement, and such Offset Amounts will be fully included, as applicable, in the Royalty Contribution, Net Royalties, and Earn-Out calculation discussed herein; the Annual Earn-Out Payment discussed in Section 3.1(b)(iv) below; and the Incentive Earn-Out calculation and Incentive Earn-Out Amount discussed in Section 3.1(c) below.  Buyer is not entitled to reduce the payments due to Seller under this Agreement because QVC or QVC’s Affiliate does not pay certain royalties related to the Transferred Assets to Buyer or Buyer’s Affiliate because QVC is entitled to offset or otherwise deduct such royalties pursuant to the Assumption Agreement in connection with any action or inaction of Buyer or Buyer’s Affiliates during the period following the Closing or any other agreement that includes both Buyer and QVC or Buyer’s Affiliates and QVC (whether currently in effect or in effect in the future).  Notwithstanding the foregoing, the Company shall be entitled to reduce such royalties under this Agreement because QVC or QVC’s Affiliate does not pay certain royalties related to the Transferred Assets to Buyer or Buyer’s Affiliates because QVC is entitled to offset or otherwise deduct such royalties pursuant to the Assumption Agreement or any other agreement to which QVC or QVC’s Affiliate and Seller or Shareholder are a party in connection with (i) any matter arising prior to Closing or (ii) any action or inaction of Shareholder or Seller.  Buyer and Seller agree that they will not assign the Assumption Agreement.

(a)        By way of example: if the Net Royalties in 2021 are $8,500,000, the Royalty Contribution for such year shall equal $855,692 ($8,500,000 less $4,000,000 less $3,644,308), and the Annual Earn-Out Payment for such calendar year would be 75% of such amount, or $641,769. If the Net Royalties in 2022 are $9,000,000, then the Royalty Contribution would equal $5,000,000 ($9,000,000 less $4,000,000 less $0), and the Annual Earn-Out Payment for such calendar year would be 75% of such amount, or $3,750,000.

(iii)       “Earn-Out Period” means the six calendar years commencing in the calendar year in which the Closing occurs or until the Earn-out Amount has been paid to Seller, if sooner.

(iv)       Earn-out Payment.     Within forty-five (45) days after the end of each applicable calendar year during the Earn-out Period, Buyer shall pay Seller an amount equal to (i) seventy-five (75%) percent multiplied by (ii) the Royalty Contribution for such calendar year (the “Annual Earn-Out Payment”); such Annual Earn-Out Payment shall be made by wire transfer of immediately available funds to an account designated in writing by Seller. Simultaneously with payment of the Annual Earn-Out Payment, Buyer shall deliver to Seller a calculation of the Annual Earn-Out Payment generated by the Royalty Contribution (each, an “Annual Earn-Out Statement”).  Unless the Seller shall, within 60 days after the delivery of the Annual Earn-Out Statement, challenge the Buyer’s determination of the Annual Earn-Out Payment for such calendar year in accordance with the provisions of subsection (v) below, the Buyer’s determination shall be conclusive and binding upon the Seller.  During such 60-day period after delivery of the Annual Earn-Out Statement, the Buyer shall make its relevant books and records and accounting personnel available to the Seller (and Seller’s representatives) during normal business hours as reasonably requested by the Seller so as to enable the Seller to assess the accuracy of the calculations underlying the Annual Earn-Out Statement.

(v)        Earn-out Dispute.       In the event that the Seller disputes the calculation of the Annual Earn-Out Payment for any calendar year (an “Earn-Out Dispute”), the Seller shall notify the Buyer in writing by delivery of a notice (an “Earn-Out Dispute Notice”) within 60 days after delivery of the Annual Earn-Out Statement for such calendar year, which Earn-Out Dispute Notice shall set forth in reasonable detail the Seller’s objections to the Annual Earn-Out Statement.  If the Seller timely delivers an Earn-Out Dispute Notice, such objections shall be resolved as follows:

(1)        The Buyer and the Seller shall first use reasonable efforts and cooperate in good faith to resolve such objections.

(2)        If the Buyer and the Seller do not reach a resolution of all objections set forth in the Earn-Out Dispute Notice within 15 days after delivery of such Earn-Out Dispute Notice, the Buyer and the Seller shall, within 10 days following the expiration of such 15-day period, each engage an accountant from a nationally accredited accounting firm in order to independently review the Earn-Out Statement including any back-up, and who shall each come to a conclusion within twenty (20) days following such engagement on the Earn-Out. In the event that such resulting calculations of the Earn-Out Amount are not substantially the same, then in addition, Buyer and Seller shall engage an accountant mutually acceptable to the Parties (the “Accountant”), pursuant to an engagement agreement executed by the Buyer, the Seller and the Accountant, to resolve any remaining objections set forth in the Earn-Out Dispute Notice (the “Remaining Earn-Out Objections”). The parties will be reasonably available and work diligently to facilitate the Accountant rendering a determination within the twenty (20) day period immediately following the referral to the Accountant, and the Earn-Out Amount shall equal the average of the accountant engaged by the Buyer, the accountant engaged by the Seller, and the Accountant engaged by both parties.  The Buyer and the Seller shall each pay one-half of the fees and expenses of the Accountant.

(3)        Within 15 days after the resolution of any Earn-Out Dispute, the Buyer shall pay to the Seller any balance due to Seller of the conclusive and binding Annual Earn-Out Payment as determined pursuant to Sections 3.1(b)(v)(i) or (ii).

(c)        Incentive Earn-Out.

(i)         In addition to the consideration payable to the Seller pursuant to Section 3.1(b) above, commencing at the earlier of (i) the seventh calendar year following the Closing or (ii) full payment of the Earn-Out Amount pursuant to Section 3.1(b) above, and provided that Shareholder’s Employment Agreement with Xcel shall be in effect as the time the Incentive Earn-Out (as defined below) is earned (as opposed to when paid), Seller also shall be paid, annually, additional consideration for the Transferred Assets, an incentive earn-out amount (the “Incentive Earn-Out Amount”) determined as follows:

(1)        an amount equal to Twenty Percent (20.0%) of any Net Royalties related to the Transferred Assets from QVC direct-response television in excess of Eight Million Dollars ($8,000,000) in each calendar year; but not to exceed $1,000,000.00 annually. Buyer agrees that if, following Closing, QVC seeks to revise the royalty rate applicable under the QVC Agreement, Buyer agrees that it will not agree to such a revision without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed; plus

(2)        Ten Percent (10%) of any other Net Royalties related to the Transferred Assets for such period.

(ii)       Incentive Earn-out Payment. Within forty-five (45) days after the end of each applicable calendar year, Buyer shall pay Seller an amount equal to the Incentive Earn-Out Amount for such calendar year; such Incentive Earn-Out Amount shall be made by wire transfer of immediately available funds to an account designated in writing by Seller. Simultaneously with payment of the Incentive Earn-out Amount, Buyer shall deliver to Seller a calculation of the Incentive Earn-Out Amount (each, an “Incentive Earn-Out Statement”).  Unless the Seller shall, challenge the Buyer’s determination of such Incentive Earn-Out Amount for such calendar year in the same manner and within the same time period as provided in Section 3.1(b)(v) above, the Buyer’s determination shall be conclusive and binding upon the Seller.  During such 60-day period after delivery of the Incentive Earn-Out Statement, the Buyer shall make its relevant books and records and accounting personnel available to the Seller (and Seller’s representatives) during normal business hours as reasonably requested by the Seller so as to enable the Seller to assess the accuracy of the calculations underlying the Annual Earn-Out Statement. In the event Seller shall dispute any Incentive Earn-Out Statement, the Parties shall resolve such dispute in accordance with the procedures set forth in Section 3.1(b)(v) above.

(d)        Guaranty.        Xcel agrees that it shall cause Buyer not to take any action that will directly or indirectly frustrate or otherwise prejudice the ability to make the Earn-Out and Incentive Earn-Out payments pursuant to this Section 3.1, and Xcel guarantees payment of the Earn-Out and Incentive Earn-Out from and to the extent of receipt of such royalties pursuant to which the Earn-Out and Incentive Earn-Out are calculated, whether or not such revenues relate to or are derived from the Transferred Assets.

3.2       Accounts Receivable and other Payments.

(a)            The Seller and Shareholder shall promptly forward to the Buyer any and all proceeds relating to the Transferred Assets, including any payments required to be paid to the Seller or Shareholder pursuant to the QVC Agreement, that are received by the Seller following the Closing Date to the extent such proceeds relate to a period beginning on or after April 1, 2021.

(b)          The Buyer shall promptly forward to the Seller any and all proceeds relating to the Excluded Assets, including any payments required to be paid to the Seller pursuant to the QVC Agreement, that are received by the Buyer following the Closing Date to the extent such proceeds relate to a period ending on or before March 31, 2021.

(c)           To the extent that either the Seller or the Buyer receives payment in respect of Accounts Receivable from any Person, such Accounts Receivable shall be allocated based upon the oldest Accounts Receivable first regardless of whether a particular Account Receivable is identified for payment.

(d)            Each Party shall provide the other Parties with reasonable access to its relevant books and records, including all reports delivered by QVC in respect of payments pursuant to the QVC Agreement, for the purpose of verifying any funds required to be paid pursuant to this Section 3.2.

3.3       Purchase Price Allocation.      The Purchase Price shall be allocated among the Transferred Assets in the manner required by Treasury Regulation §1.1060-1T as mutually agreed upon between the Seller and Buyer (the “Allocation”). Buyer shall deliver to Seller its proposed determination with respect to the Allocation within thirty (30) days after the Closing Date, and the Buyer and Seller shall cooperate in good faith to agree on such allocation within thirty (30) days after such delivery. The Parties agree that (i) tangible assets will be valued, for tax purposes, at their tax basis, which the parties believe represents the fair market value of such assets, and (ii) the covenant not to compete set forth in Section 7.5 hereof shall be valued at $25,000.00 for tax purposes. The Parties agree that: except as otherwise required by law (x) the Allocation shall be binding on the parties for all federal, state, local and foreign tax purposes, and (y) the Parties shall file with their respective federal income tax returns consistent IRS Forms 8594 - Asset Acquisition Statements under Section 1060, including any required IRS forms, Schedules, or amendments thereto, which shall reflect the allocation set forth in the Allocation pursuant to this Section 3.3.

3.4       Buyer will be entitled to deduct and withhold from any amounts payable hereunder, the amounts required to be deducted and withheld under the Code, or any provision of any U.S.  federal, state, local or foreign Tax Law.  Any amounts so withheld will be paid over to the appropriate Governmental Entity.   To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE IV

CLOSING; CLOSING DELIVERIES

4.1               Closing.   On the terms and subject to the conditions set forth in this Agreement (including satisfaction or waiver of the conditions to Closing set forth in Article IV other than conditions which, by their nature, are to be satisfied on the Closing Date), the consummation of the purchase and sale of the Transferred Assets by Seller to Buyer shall take place effective as of the close of business on April 1, 2021 simultaneously with the execution and electronic delivery of all Transaction Documents other than this Agreement. The consummation of such transactions is herein collectively referred to as the “Closing.” The date and time of the Closing are sometimes referred to herein as the “Closing Date,” which Closing shall be deemed to take place at the offices of Cowan, Liebowitz & Latman, P.C. 114 West 47th Street, New York, New York on the date hereof.

4.2               Seller’s Obligations and Deliveries at Closing. At the Closing, Seller shall deliver or shall cause to be delivered to Buyer:

(a)        A bill of sale, assignment and assumption agreement for the Transferred Assets substantially in the form of Exhibit 4.2(a) (“Bill of Sale, Assignment and Assumption Agreement”), duly executed by Seller;

(b)        an assignment and assumption agreement for the LGIP substantially in the form of Exhibit 4.2(b) (“Assignment and Assumption Agreement of Intellectual Property”) duly executed by Seller;

(c)        a separate trademark assignment for the Trademarks, substantially in the form of Exhibit 4.2(c) (“Trademark Assignment”) duly executed by Seller;

(d)        a separate domain name assignment for the Domain Name, substantially in the form of Exhibit 4.2(d) (“Domain Name Assignment”), duly executed by Seller;

(e)        an employment agreement between Xcel Brands, Inc. and Shareholder, substantially in the form of Exhibit 4.2(e) (“Employment Agreement”) duly executed by Shareholder;

(f)         a consulting agreement between Xcel Brands, Inc. and Seller, substantially in the form of Exhibit 4.2(f) (“Consulting Agreement”), duly executed by Seller;

(g)        all other Transferred Assets that are in tangible form including all copies of Assumed Contracts, Promotional Materials existing in any format and all of the Digital Files;

(h)        a certificate duly executed by an officer of Seller certifying (i) as to the incumbency and signatures of the Seller’s officers executing any documents being delivered to the Buyer hereunder, (ii) resolutions of the Board of Directors and Shareholder of the Seller authorizing the Transaction and the execution and delivery of this Agreement and Transaction Documents and (iii) that the conditions set forth in Section 4.4(a) and Section 4.4(b) have been satisfied;

(i)         a good standing certificate for Seller issued by the Secretary of State of New York issued within thirty (30) business days prior to the Closing Date,

(j)         certificates of title and other instruments, documents and agreements required to affect the sale, transfer and conveyance of the Transferred Assets to Buyer as contemplated by this Agreement;

(k)        an assignment and assumption of the Assumed Contracts (including any required consents for such assignments), duly executed by Seller;

(l)         the Assumption Agreement (as defined in Section 3.1(b)(ii)(A) above), duly executed by Seller, Shareholder and QVC; and

(m)       At the request of Buyer, Seller shall deliver to Buyer such other documents as Buyer may reasonably deem appropriate in order to give Buyer title to the Transferred Assets.

4.3               Buyer’s Obligations and Deliveries at Closing. At the Closing, Buyer shall deliver or shall cause to be delivered to Seller:

(a)        The Closing Cash Payment in accordance with Section 3.1(a)(1) above;

(b)        The Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;

(c)        The Assignment and Assumption Agreement of LGIP, duly executed by Buyer;

(d)        The Employment Agreement duly executed by Xcel Brands, Inc.;

(e)        The Consulting Agreement duly executed by Xcel Brands, Inc.;

(f)         The Assumption Agreement, duly executed by Buyer and QVC; and

(g)        certificate duly executed by an officer of Buyer certifying (i) as to the incumbency and signatures of the Buyer’s officers executing any documents being delivered to the Seller hereunder, (ii) resolutions of the Board of Directors the Buyer authorizing the Transaction and the execution and delivery of this Agreement and Transaction Documents and (iii) that the conditions set forth in Section 4.5(a) and Section 4.5(b) have been satisfied.

4.4       Conditions of Buyer’s and Xcel’s Obligation.  Buyer’s and Xcel’s obligation to effect the Transactions is subject to the satisfaction (or waiver in writing by the Buyer) as of the Closing of the following conditions precedent:

(a)        Covenants and Representations and Warranties.  The Shareholder and the Seller shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by them pursuant to this Agreement at or prior to the Closing.  The representations and warranties of Seller contained in Article V of this Agreement shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though made at and as of the Closing Date.

(b)        No Material Adverse Effect.  Since the date of this Agreement, there shall have been no Material Adverse Effect.

(c)        Laws.  No Law shall be in effect which prevents or prohibits the consummation of the Transactions or which will cause any of such Transactions to be rescinded following consummation.

(d)        Closing Deliverables.  The Shareholder and the Seller, as applicable, shall have delivered, or caused to be delivered, to Buyer the closing deliverables detailed in Section 4.2.

4.5       Conditions of the Shareholder’s and Seller’s Obligation.  Seller’s and Shareholder’s obligation to affect the Transactions is subject to the satisfaction (or waiver in writing by the Shareholder) as of the Closing of the following conditions precedent:

(a)        Covenants and Representations and Warranties.  The Buyer shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to this Agreement at or prior to the Closing.  The representations and warranties of Buyer contained in Article VI of this Agreement shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though made at and as of the Closing Date.

(b)        Laws.  No Law shall be in effect which prevents or prohibits the consummation of the Transactions or which will cause any of such Transactions to be rescinded following consummation.

(c)        Closing Deliverables.  The Buyer and Xcel shall have delivered, as applicable, or caused to be delivered, to the Seller the closing deliverables detailed in Section 4.3.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Seller disclosure schedules attached hereto (“Seller Disclosure Schedules”), the Seller and Shareholder, jointly and severally, represent and warrant to Buyer as follows both as of the date hereof and as of the Closing Date:

5.1               Organization, Standing and Power.      Seller is a corporation duly organized and validly existing under the laws of New York.  Seller and Shareholder have all necessary corporate or individual powers to own the Transferred Assets and to carry out the Seller Business as currently conducted and operated, and Seller is duly qualified to transact the Seller Business in all jurisdictions in which the nature of the Seller Business or of the Transferred Assets makes such qualification necessary.

5.2               Authorization.

(a)        Seller has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. Shareholder has full legal capacity to enter into this Agreement, perform her obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and Shareholder.  Shareholder owns all of the outstanding capital stock and equity of Seller.  Seller has no subsidiaries.

(b)        This Agreement constitutes a legal, valid and binding obligation of each of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c)        Except as set forth in Schedule 5.2(c), no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Entity or third Person, domestic or foreign, the absence of which would, either individually or in the aggregate, have a Material Adverse Effect, is or will be required on the part of Seller or Shareholder in connection with the execution and delivery of this Agreement, the performance of its or her obligations hereunder or the consummation by Seller or Shareholder of the transactions contemplated hereby.

5.3               Non-Contravention.    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or conflict with or provide a right of termination to any Person under (a) any provision of the Certificate of Incorporation or Bylaws of Seller, (b) any law, statute, rule, regulation, qualification or order of any Governmental Entity to which Seller, Shareholder or the Transferred Assets are bound or subject or (c) any material agreement, indenture, undertaking, permit, license or other instrument to which Seller or Shareholder is a party or by which it or any of their respective properties is bound.

5.4               Title to Transferred Assets; Encumbrances; Condition of Assets.    Seller has good and marketable title to the Transferred Assets.  Seller owns all of the Transferred Assets.  The Transferred Assets are free and clear of all Security Interests.

5.5               Assumed Contracts.    Schedule 5.5(i) contains a complete list of the Assumed Contracts.  Each of the Assumed Contracts is a binding obligation of Seller and is in full force and effect and enforceable by Seller in accordance with its terms. Seller has not received notice of cancellation of or intent to cancel any of the Assumed Contracts. There exists no event of default or occurrence, condition or act on the part of Seller or, to the Knowledge of Seller, on the part of the other party to the Assumed Contracts, which constitutes or would constitute (with notice or lapse of time or both) a breach or would cause or permit acceleration of any obligation of Seller.  Except as set forth on Schedule 5.5(ii), no approval or consent is required of any third party for the assignment or assumption of the Assumed Contracts. Subject to the receipt of the approvals and consents set forth in Schedule 5.5(ii), the execution of this Agreement and the consummation of the transactions contemplated herein will not have a Material Adverse Effect on Buyer’s ability to enjoy the benefits of the Assumed Contracts to substantially the same extent as that enjoyed by Seller prior to Closing. The Assumed Contracts constitute all of the contracts necessary for the use of the Transferred Assets.

5.6               Financial Statements and Absence of Adverse Developments.    All of the financial records and books of account of the Seller relating to the Seller Business are true and complete and fairly represent the financial condition and operations of the Seller.  The unaudited internal financial records relating to the Seller Business as of December 31, 2019, December 31, 2020 and for the interim period from January 1, 2021 through February 28, 2021, and provided to Buyer (collectively, the “Financial Statements”), are in all material respects true and accurately reflect in all material respects the financial position and results of operations of the Seller Business as at the dates and for the periods indicated; provided, that such financial records are unaudited and internally prepared, do not reflect any year-end or other adjustments, and do not include any footnotes, in each case as may be required by GAAP.  Except as set forth on Schedule 5.6 since December 31, 2020, there has not been any material adverse change in the condition (financial or otherwise), operations (including results of operations), prospects or Transferred Assets of Seller or in the Seller Business.

5.7               Litigation.     There are no actions, suits, proceedings or investigations pending nor, to the Knowledge of Seller, threatened against Seller relating to the Transferred Assets or Seller Business which, if adversely determined, would have a Material Adverse Effect on the Transferred Assets or Seller Business. There have never been any claims made, or actions, suits, proceedings or investigations commenced by third parties, including but not limited to personal injury or product liability claims that would have a Material Adverse Effect on the Transferred Assets or Seller Business, except as set forth on Schedule 5.7.

5.8       Intellectual Property.

(a)        (i) Seller owns all of the Intellectual Property Rights relating exclusively to the Transferred Assets (the “Acquired Intellectual Property Rights”); (ii) to Seller’s knowledge, the Acquired Intellectual Property Rights and the actual and contemplated use thereof do not conflict with or infringe upon or otherwise violate any rights of others; (iii) within the last five years, no claim has been asserted by any Person against Seller or Shareholder with respect to the ownership or use of any Acquired Intellectual Property Right challenging or questioning the validity or effectiveness of such ownership or use (and to Seller’s knowledge, at no time whatsoever has any such claim been asserted by any Person against Seller or Shareholder), and to the Seller’s knowledge, there exists no valid basis for any such claim; (iv) in Seller’s opinion, Seller has maintained and protected each of the Acquired Intellectual Property Rights in a commercially reasonable manner; (v) the Acquired Intellectual Property Rights will be available for use by Buyer on substantially identical terms and conditions immediately subsequent to the Closing hereunder; and (vi) to Seller’s knowledge, the Acquired Intellectual Property Rights constitute all of the Intellectual Property Rights necessary for the use and operation of the Transferred Assets and the Assumed Contracts.

(b)        Schedule 5.8(b) contains, as of the date hereof, a true and complete list of all Seller owned Acquired Intellectual Property Rights that are registered or pending, and in each case listing (i) the name of the current owner, (ii) the jurisdiction where the application/registration is located (and, for Domain Name, the applicable registrar), (iii) the application or registration number, (iv) the filing date and/or issuance/registration/grant date (to the extent available) and (v) the prosecution status. To the Knowledge of Seller, either Seller or Shareholder is listed in the records of the appropriate Governmental Entity as the sole owner of each of the Acquired Intellectual Property Rights. Seller and Shareholder represent and warrant that (x) to Seller and Shareholder’s knowledge, Shareholder does not own any of the Acquired Intellectual Property Rights as of the date hereof, (y) Seller and Shareholder have taken commercially reasonable efforts so that Shareholder does not own any of the Acquired Intellectual Property Rights as of the date hereof, and (z) in those instances in which Shareholder is currently listed as the owner in such Governmental Entity records, Shareholder previously transferred all such ownership rights to Seller, but such ownership transfer has not yet been recorded. Shareholder and Seller agree to execute any documentation requested by Buyer in order to properly record any such Acquired Intellectual Property Rights in Buyer’s name, and all such Shareholder and Seller efforts in this regard will be at Buyer’s sole cost and expense.

(c)        [Intentionally omitted]

(d)        The Acquired Intellectual Property Rights assigned to Buyer hereunder include (i) all copyrights related to the Website and used by Seller, (ii) all Trademarks and the Domain Name, (iii) all patents owned by Seller, and (iv) all material trade secrets, including know-how, owned by Seller that relate exclusively to the sourcing, design, merchandising, sale and marketing of products under the Trademarks and are embodied in the Transferred Assets.

(e)        To Seller’s knowledge, Seller’s ownership and use or intended use of the Acquired Intellectual Property Rights does not infringe, dilute, or misappropriate any patent, trade secrets, trademark, service mark, trade or corporate name, domain name, copyright, privacy right, publicity right or any other right of any person or entity, which if decided adversely to Seller in connection with any claim or charge of infringement, dilution, or misappropriation, would individually or in the aggregate, have a Material Adverse Effect.  There are no suits or claims pending (i) based on or challenging Seller’s or Shareholder’s ownership, use, exploitation or distribution of any LGIP, (ii) claiming infringement of a third party's patent, trade secret, trademark, service mark, trade or corporate name, domain name, copyright, privacy right, publicity right or any other right of any other person or entity, or (iii) claiming that the operations of Seller infringe upon or conflict with the asserted rights of any person under any intellectual property right.  To Seller’s knowledge, Seller has not received written notice from any third party to the effect that any such Acquired Intellectual Property Rights owned by Seller or which Seller otherwise has the right to use is invalid or unenforceable by Seller.

(f)         Except as set forth on Schedule 5.8(f), all Trademark and service mark registrations owned by Seller which are included in the Acquired Intellectual Property Rights are valid and subsisting, in full force and effect, and all affidavits or declarations of continuing use, renewals, and all other maintenance actions that are required to maintain registrability have been filed on a timely basis with respect to the trademarks.  Seller has also filed all affidavits of incontestability in the United States on behalf of its trademark registrations when Seller believed it was commercially desirable to do so, taking all facts into consideration (Buyer, however, acknowledges that Seller currently owns some United States trademark registrations for which an affidavit of incontestability has not yet been filed).

(g)        Except as set forth in Schedule 5.8(g), none of the Acquired Intellectual Property Rights owned by Seller and used by Seller in the operation of the Seller Business, nor any of licenses to use any of the Acquired Intellectual Property Rights with respect to which Seller is a licensee, are subject to any liens, security interests, mortgages or other such encumbrances.

5.9       Brokers; Finders.        No agent, broker, investment banker, person or firm acting on behalf of Seller or Shareholder or under the authority of Seller or Shareholder, other than Threadstone Advisors, LLC (the “Broker”) is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated hereby. Seller shall be responsible for any payments due to Broker.

5.10     Taxes.  To the Knowledge of Seller, all Tax Returns have been timely filed with the appropriate Governmental Entity in all jurisdictions in which such returns and reports are required to be filed, and all such Tax Returns properly reflect the Taxes of the Seller for the periods covered thereby; there is no tax lien to which any of the Transferred Assets is subject, no outstanding tax assessment affecting the Seller Business, and no past or on-going tax audit relating to the Seller Business; and Seller has not consented to the extension of any statutory period of limitations applicable to any tax liability of Seller. Seller has filed all tax returns required to be filed prior to Closing Date and paid all Taxes, interest and penalties required to be paid.  To the Knowledge of Seller, no claim has ever been made by a Governmental Entity in a jurisdiction where Seller does not file Tax Returns with respect to the Seller Business that Seller or the Seller Business is or may be subject to Taxation by that jurisdiction with respect to the Taxes that would be the subject of such Tax Return.

5.11     Employees/Benefit Plans.

(a)        Schedule 5.11(a) hereto sets forth a complete and accurate list of all employees of the Seller Business (“Employees”) (other than Shareholder) and Benefit Plans, and for each Employee, the following: (i) name and job title or position, (ii) classification as exempt or non-exempt under any applicable Legal Requirement, (iii) current annual rate of compensation (identifying bonuses and other incentive-based compensation separately), (iv) vacation accrual rate, (v) accrued but unused vacation, (vi) visa type (if any), and (vii) commencement date of employment with any of the Seller.

(b)        Benefit Plan Compliance.      Except as could not result in any Liability to Buyer or its affiliates, each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with Law and any applicable Legal Requirements which are applicable to such Benefit Plans.  Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable Internal Revenue Service determination letter as to its qualification, or is a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service and, to the Knowledge of the Sellers, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to result in a loss of such plan’s qualification or tax-exempt

5.12     Insurance.        Schedule 5.12 sets forth an accurate and complete summary of each insurance policy providing for liability exposure (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Seller is currently a party, a named insured or otherwise the beneficiary of coverage (“Insurance Policies”).  All such Insurance Policies are in full force and effect.  Since January 1, 2020, the Seller has paid all premiums due thereunder and no notice (whether oral or written) of cancellation of any such coverage or increase in premiums thereof has been received by the Seller.

5.13     Environmental Matters.         In the conduct of the Seller Business and with respect to the ownership and operation of the Transferred Assets: (i) the Seller has complied and are in compliance in all material respects with all Environmental and Safety Requirements; (ii) all Legal Requirements and Decrees under Environmental and Safety Requirements to be obtained by the Seller are valid and in full force and effect, the Seller has complied and is in compliance in all material respects with the terms and conditions of such permits and licenses; and (iii) the Seller is not subject to any suit, investigation, inquiry or proceeding by or before any court or Governmental

Entity under Environmental and Safety Requirements in connection with its current or former operations, properties or facilities.

5.14     Insolvency Proceedings.        Neither the Seller nor Shareholder are currently subject to any insolvency proceedings of any kind, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Transferred Assets and, to the Sellers’ Knowledge, no such proceedings are threatened.  Neither Seller nor Shareholder has made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings.

5.15     Disclosure.      No representations or warranties by Seller or Shareholder, singly or collectively, in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by Seller or Shareholder to Buyer pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer warrants and represents to Seller as follows both as of the date hereof and as of the Closing Date:

6.1       Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and is duly qualified to own its assets and properties and to conduct its business as and where it is being conducted.

6.2       Authorization.

(a)        Buyer has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)        No consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Entity or third Person, domestic or foreign, the absence of which would have a material adverse effect on the operations, results of operations or condition (financial or otherwise) of Buyer or the ability of Buyer to perform its obligations under this Agreement and the agreements contemplated hereby is or has been or will be required on the part of Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation by Buyer or any of its Affiliates of the transactions contemplated hereby.

6.3               Non-Contravention.        Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or conflict with or provide a right of termination to any Person under (a) any provision of the Certificate of Formation or operating agreement of Buyer or any of its Affiliates, (b) any law, statute, rule, regulation, qualification, Legal Requirement, Governmental Authorization or Decree to which Buyer or any of its Affiliates or any of their respective businesses or assets are bound or subject or (c) any material agreement, indenture, undertaking, permit, license or other instrument to which Buyer or any of its Affiliates is a party or by which any of its or any of their properties may be bound or affected.

6.4               Disclosure.          No representations or warranties by Buyer, singly or collectively, in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by Buyer or any of its Affiliates to Seller pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading.

6.5               Litigation.            There is no pending or threatened action, suit, proceeding, hearing or investigation that could result in any material adverse change in Buyer’s ability to perform its obligations under this Agreement.

6.6               Brokers; Finders. Other than as set forth in Buyer Schedule 6.6, no agent, broker, investment banker, person or firm acting on behalf of Buyer or any firm affiliated with Buyer or under the authority of Buyer is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated hereby. Buyer shall be responsible for any payments payable to the parties identified on Schedule 6.6.

6.7               Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall have sufficient funds to be able to pay the entire Initial Cash Consideration as and when the same shall be due and payable, and Buyer agrees that it shall not take any action after the transactions contemplated hereby that would reasonably be expected to cause Buyer not to have sufficient funds to be able to pay the entire Initial Cash Consideration as and when the same shall be due and payable.

ARTICLE VII

COVENANTS

7.1               Cooperation.  The Buyer, Seller and Shareholder shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Transferred Assets from the Seller to Buyer and to minimize the disruption to the design, sourcing, merchandising, sale and marketing of products under the Trademarks by the Buyer resulting from the transactions contemplated hereby.

7.2               Access to Records.

(a)            For a period of three (3) years following the Closing Date, each Party will permit the other Parties and their Affiliates and Representatives reasonable access on not less than five (5) Business Days' prior written notice, during normal business hours, at the sole cost and expense of the requesting Party and in a manner that will not unreasonably interfere with the normal operations of the providing Party, to make copies of the books and records of such Party and its applicable Affiliates relating to the Transferred Assets and in such providing Party's or its Affiliates' possession or control.

(b)            The Seller and the Shareholder shall use commercially reasonable efforts to assist the Buyer in the preparation of any financial statements required by the SEC in connection with the transactions contemplated by this Agreement, if any, at the Buyer's cost and expense.

7.3               Recording of Intellectual Property Assignments.         The Seller, Shareholder and Buyer shall cooperate to timely record and file the Intellectual Property Assignments with respect to the Trademarks, at the Buyers' sole cost and expense, with the appropriate Governmental Entity as promptly as practicable following the Closing Date.

7.4               Foreign Intellectual Property.  The Seller and Shareholder agree to use commercially reasonable efforts to take, or cause to be taken, all actions, as the Buyer may reasonably request or as may be otherwise necessary to assist with the registration and transfer of all foreign trademarks included in the Transferred Assets, all at the Buyers' sole cost and expense.

7.5               Covenant Not To Compete.

(a)        In order to induce Buyer to enter into this Agreement, except with respect to the Retained Media Rights, Seller and Shareholder covenant and agree  that (i) during the period commencing on the date hereof and ending on the date that is the later of (x) the expiration or termination of the Employment Agreement, or (y)  on the third anniversary of the Closing Date, Seller and Shareholder shall not, directly or indirectly, own, manage, operate, control or participate, consult with, or render services to, any business whose activities compete, in whole or in part, with the Business; and (ii) during the one year period following the termination of Shareholder’s employment pursuant to the Employment Agreement, unless the Shareholder’s employment was terminated by Xcel without cause, Seller and Shareholder shall not, other than on behalf of the Xcel and its Subsidiaries or except as otherwise directed or authorized by the Board of Xcel, directly or indirectly, whether for the Seller or Shareholder or for any other Person, engage in or participate in any business or enterprise in connection with Shareholder’s appearance on or use of her name with respect to direct-response television programming. The covenants specified in this Section 7.5 shall be referred to herein as the “Restrictive Covenants”.

(b)        If Seller or Shareholder breaches, or threatens to commit a breach of, any of the provisions of this Section 7.5, Buyer shall have the right and remedy to seek to have the

Restrictive Covenants specifically enforced by any court having equity jurisdiction, in addition to Buyer’s remedies at law.

(c)        If the a court of competent jurisdiction declares that any term or provision of this Section 7.5 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d)        Seller and Shareholder agree and acknowledge that the agreements and covenants contained in this Section 7.5 are essential to protect the value and goodwill relating to the Transferred Assets and that Buyer would not enter into such transaction without the protections afforded by this Section 7.5.  Seller and Shareholder acknowledge that (i) the markets served with respect to the Transferred Assets are national and international in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed and (ii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of Buyer.

7.6               Confidentiality.   From and after the date hereof, each of Seller, Shareholder  and Buyer shall, and shall cause each of its respective Affiliates and Representatives to, treat as confidential and use commercially reasonable efforts to safeguard and not to disclose, except as expressly agreed in writing, all Confidential Information of the other Parties, and the Seller and the Shareholder each agree to, and to cause their Affiliates and Representatives, not to use any and all Seller Confidential Information included within the Transferred Assets.  Each Party shall exercise the same care used by such Party to prevent the unauthorized use or dissemination of its own proprietary and confidential information in connection with the protection of Confidential Information pursuant to this Section 7.6.  Notwithstanding the foregoing, a Party may disclose Confidential Information (i) to its employees, consultants, Representatives, current or prospective lenders or advisors who agree to or are otherwise bound to maintain the confidentiality thereof, (ii) to a Third Party, as required by a valid Decree, (iii) to a Governmental Entity, as required by applicable Legal Requirement, legal process or request for information from a Governmental Entity, (iv) as required to be disclosed on any Tax Returns or securities filings, or (v) in connection with any legal proceedings relating to this Agreement or the Employment Agreement or the transactions contemplated hereby or thereby or the enforcement of any rights hereunder or thereunder. Notwithstanding the provisions of clauses (ii) and (iii) above, in the event that a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose the Confidential Information of any other Party, to the extent permitted, such Party will notify the disclosing Party promptly of the request or requirement so that the disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.6.  If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on advice of counsel, nonetheless requested or required to disclose any Confidential Information of another Party, it may do so to the extent so requested or required; provided, however, that such Party shall use its commercially reasonable efforts to obtain, at the reasonable request of the disclosing Party and at the sole expense of the disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of such information as the disclosing Party shall designate.

7.7               Non-Disparagement.

(a)        Neither Seller nor Shareholder shall make any false or disparaging statement, in public or private, which is reasonably likely to materially impair the reputation, goodwill or commercial interest of the Buyer or its Affiliates.

(b)        Buyer and its Affiliates shall not make any false or disparaging statement, in public or private, which is reasonably likely to materially impair the reputation, goodwill or commercial interest of the Seller or Shareholder.

(c)        Each Party shall be entitled (without limitation of any other remedy) to seek specific performance and/or injunctive relief with respect to any breach or threatened breach of the covenants in this Section 7.7.

7.8               Buyer QVC Agreement.             Shareholder covenants to comply in all material respects with the provisions set forth in the Employment Agreement related to the QVC Agreement at all times following the Closing Date. The Seller and Shareholder acknowledge and agree that the Buyer shall have sole operating authority over the QVC Agreement following the Closing Date, and neither Seller nor Shareholder shall interfere in any way with the Buyer’s business with QVC unless requested by the Buyer.

7.9               Further Assurances.        From time to time following the Closing Date, each Party shall execute and deliver, or cause to be executed and delivered, such instruments and documents as a Party may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated hereby.  Following the Closing Date, the Seller and Shareholder agree to forward to the Buyer any correspondence or other communications addressed to the Seller received by them that relates to the Transferred Assets (other than solely related to the Retained Media Rights).

7.10             Closing Efforts.  Subject to the terms of this Agreement, each of the Parties shall use their commercially reasonable efforts to take all actions and to do all things reasonably necessary in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Section 4.4 and Section 4.5).

7.11             Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Shareholder and the Seller shall, (a) conduct the Seller Business in the ordinary course of business consistent with past practice and in accordance in all material respects with all applicable Laws; and (b) use reasonable best efforts to maintain and preserve intact the current organization and business of the Seller and to preserve the rights, goodwill and relationships of its employees, customers, vendors and others having material business relationships with the Seller.

7.12             Life Insurance.  The Shareholder shall reasonably cooperate with the Buyer in obtaining up to $10,000,000 of life and disability insurance (i.e., “keyman” insurance) covering the Shareholder.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1               Survival.  All representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement; provided, however, that the representations and warranties (other than the Fundamental Representations) shall survive until the date that is: the twelve (12)-month anniversary of the Closing Date; provided further, however, that the Fundamental Representations, that is Section 5.1 (Organization, Standing and Power), Section 5.2 (Authorization), Section 5.3 (Noncontravention), Section 5.4 (Title to Transferred Assets; Encumbrances; Condition of Assets), Section 5.8 (Intellectual Property), Section 5.9 (Brokers; Finders) and Section 5.13 (Environmental Matters) shall survive indefinitely,  and Section 5.10 (Taxes), shall survive until the date that is thirty (30) days following the expiration of the applicable statute of limitations. For clarification purposes, all covenants contained in Section 7 shall survive the Closing and shall remain in full force and effect as specified therein.

ARTICLE IX

INDEMNITY

9.1               Indemnification Obligations of Seller and Shareholder. Seller and Shareholder shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates, and their employees, representatives, agents, directors, officers, and shareholders (“Buyer Indemnified Parties”) from and against any Losses incurred or sustained by any such Buyer Indemnified Party arising out of, resulting from, or relating to or arising out of (i) any breach or inaccuracy of a representation, warranty, covenant or agreement made herein by Seller or Shareholder, (ii) Seller’s or Shareholder’s breach of or non-compliance with this Agreement, (iii) any liability or obligation of Seller or Shareholder arising out of or relating to the Excluded Liabilities or Excluded Assets, and (iv) all obligations to any current or former employees of Seller arising or relating to the period prior to the Closing. If any claim is asserted against Buyer for which indemnification may be sought under the provisions of this Article, Buyer shall promptly notify Seller of such claim and thereafter shall permit Seller at their expense to control the negotiation and settlement of any such claim. At the request of Seller, Buyer shall provide its full cooperation in the defense of any legal action arising therefrom.

9.2               Indemnification Obligations of Buyer. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and their employees, representatives, agents, directors, officers, and shareholders, including Shareholder (“Seller Indemnified Parties”) from and against any Losses incurred or sustained by any such Seller Indemnified Party arising out of, resulting from, or relating to or arising out of (i) any breach or inaccuracy of a representation, warranty, covenant or agreement made herein by Buyer, (ii) Buyer’s breach of or non-compliance with this Agreement, (iii) any liability or obligation of Buyer arising out of or relating to the Assumed Liabilities or Transferred Assets after the Closing Date, (iv) all obligations arising or relating to the period after the Closing to any current employees of Seller who are employed or engaged by Buyer after the Closing Date, (v) any claim by QVC that Shareholder has violated, after the Closing, the Assumption Agreement or various provisions of the QVC Agreement, namely, Sections 1(b), 3, 6(b)(i) or 6(b)(v) of the QVC Agreement, and (vi) any claim by QVC that any assignment of the QVC Agreement as part of this Agreement was null, void, or otherwise ineffective in whole or in part as a result of Section 10(b) of the QVC Agreement. If any claim is asserted against Seller for which indemnification may be sought under the provisions of this Article, Seller shall promptly notify Buyer of such claim and thereafter shall permit Buyer at its expense to control the negotiation and settlement of any such claim. At the request of Buyer, Seller shall provide its full cooperation in the defense of any legal action arising therefrom.

9.3               Indemnification Procedures.

(a)        Third Party Claims.    In the case of any claim asserted by a Third Party against a Person entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought.  If the Indemnifying Party acknowledges that the third party claim is within the scope of the indemnification obligations of the Indemnifying Party, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), (b) the Indemnified Party may participate in such defense at such Indemnified Party’s expense (which shall not be subject to reimbursement hereunder except as provided below), and (c) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such claim or litigation.  If the Indemnified Party shall in good faith determine that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not accept the defense of any matter as above provided within thirty (30)

days after receipt of the notice from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle or agree to pay in full such claim or demand.  In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this Article IX and the records of each shall be reasonably available to the other with respect to such defense.

(b)        Non Third-Party Claims.      With respect to any claim for indemnification hereunder which does not involve a Third-Party claim, the Indemnified Party will give the Indemnifying Party written notice of such claim.  The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within thirty (30) days of receipt of notice of such claim from the Indemnified Party.  If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such 30-day period, setting forth in reasonable detail the basis of such dispute.  Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within thirty (30) days of the date such notice of dispute is received.  If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.  Once (a) the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 9.3, (b) any dispute under this Section 9.3 has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party, or (c) any dispute under this Section 9.3 has been finally resolved in favor of indemnification pursuant to Article IX hereof, then if the Indemnified Party is the Buyer, the Buyer may set-off against payments due to Seller or Shareholder pursuant to this Agreement or the Employment Agreement or Consulting Agreement  or if the Indemnified Party is the Seller or if the amount of the claim cannot be fully satisfied by set-off against payments due pursuant to this Agreement or the Employment Agreement or the Consulting Agreement, the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within twenty (20) days of the date of acknowledgement by the Indemnifying Party or final resolution in favor of indemnification, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

9.4               Certain Limitations. The indemnification provided for in Section 9.1 shall be subject to the following limitations:

(a)        The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 9.1 until the aggregate amount of all Losses in respect of indemnification under Section 9.1 exceeds $50,000.00 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)        The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.1, (i) other than with respect to a Fundamental Representation,  shall not exceed the Closing Cash Payment and (ii) with respect to the Fundamental Representations shall not exceed the Purchase Price paid to Seller.

(c)        Payments by an Indemnifying Party pursuant to Section 9.1 or Section 9.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. The Buyer shall be entitled to off-set the Initial Cash Consideration payments due to the Indemnifying Party  for any payments due to any Buyer Indemnified Party hereunder.

(d)        In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e)        Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

9.5               Tax Treatment of Indemnification Payments.    All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

9.6               Exclusive Remedies.      The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX or related to intentional fraud by any party hereto.  Nothing in this Section 9.6 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any intentional fraud by any party hereto.

ARTICLE X

TERMINATION

10.1     This Agreement may be terminated at any time prior to the Closing:

(a)   by the mutual written consent of the Shareholder and the Buyer;

(b)   by Buyer by written notice to the Shareholder if: (i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach of a representation or warranty or a failure to perform any covenant or agreement made by the Shareholder or the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IV and such failure has not been cured by the Shareholder or the Seller within ten days of the Shareholder’s receipt of written notice of such failure from Buyer; or (ii) any of the conditions set forth in Section 4.4 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 3:00 p.m. Eastern Daylight Time on April 1, 2021, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)   by the Shareholder by written notice to Buyer if: (i) neither the Seller nor the Shareholder is then in material breach of any provision of this Agreement and there has been a breach of a representation or warranty or a failure to perform any covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IV and such failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such failure from the Shareholder; or (ii) any of the conditions set forth in Section 4.5 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 3:00 p.m. Eastern Daylight Time on April 1, 2021, unless such failure shall be due to the failure of the Shareholder or the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by such Party prior to the Closing; or

(d)   by Buyer or the Shareholder in the event that there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited.

10.2     Effect of Termination.  Each Party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  In the event of termination of this Agreement pursuant to Section 10.1, all obligations of the Parties under this Agreement will terminate, except that the obligations of the Parties in this Section 10.2 and Article XI and Article XII and all applicable definitions set forth in Exhibit A will survive; provided that, if this Agreement is terminated because of a willful and intentional breach of this Agreement by the non-terminating Party, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XI

ARBITRATION; CONSENT TO JURISDICTION

11.1             Notwithstanding any other provision in this Agreement to the contrary, controversies between Buyer and Seller shall be resolved, to the extent possible, by informal meetings and discussions in good faith between the parties.  If a dispute between the parties cannot be resolved by informal meetings and discussions, the dispute shall be settled by binding arbitration, and a corresponding judgment may be entered in a court of competent jurisdiction.  Arbitration of any dispute may be initiated by one party by sending a written demand for arbitration to the other party, which demand will preclude any party hereto from initiating an action in any court.  This demand will specify the matter in dispute and request the appointment of an arbitration panel.  The arbitration panel will consist of one arbitrator named by Buyer, one arbitrator named by Seller and a third arbitrator named by the two arbitrators so chosen.  The arbitration hearing will be conducted in accordance with the procedural rules set forth in the commercial arbitration rules of the American Arbitration Association.  The situs of the arbitration will be New York City.  The arbitrators shall not be empowered to award punitive or exemplary damages to either party.

ARTICLE XII

MISCELLANEOUS

12.1             Notices.   All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt if it is sent by United States mail, facsimile, or reputable express courier, and addressed or otherwise sent to the intended recipient as set forth below:

If to Seller: Lori Goldstein, Inc. c/o CRM Management LLC 205 Hudson Street, Suite 1002 New York, New York 10013 Attention: Carrie Rossip Malcolm Fax: Email: carrie@crmmgt.com	With copy to: Cowan, Liebowitz & Latman, P.C. 114 West 47th Street, 21st Floor New York, NY 10036 Attn: Adam D. Siegartel, Esq. Fax: (212) 575-0671 Email: ads@cll.com
If to Buyer: Xcel Brands, Inc. 1333 Broadway, 10th Floor New York, New York 10018 Attention: Seth Burroughs, EVP Fax: 347-572-0456 Email: sburroughs@xcelbrands.com	With copy to: Blank Rome, LLP 1271 Avenue of the Americas New York, NY 10020 Attn: Brad Shiffman, Esq. Fax:212.885.5001 Email: bshiffman@blankrome.com

Said notices and communications shall be effective when delivered if delivered personally, or one Business Day after delivery to the overnight carrier.

12.2             Payment of Sales, Use or Similar Taxes; Transfer Taxes.   Buyer and Seller shall split equally all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to the Transaction Documents.  Each of Seller and Buyer shall prepare and timely file all

Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under applicable Law; provided, however, that such party’s preparation of any such Tax Returns shall be subject to the other’s approval, which approval shall not be unreasonably withheld or delayed.

12.3             Parties in Interest.   This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.  Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person or business entity other than the parties hereto any rights or remedies under this Agreement or by reason hereof.

12.4             Further Assurances.   Each of the parties hereto shall use its best efforts to take or cause to be taken, and to cooperate with the other party hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

12.5             Entire Agreement; Amendment and Waivers.   This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom such amendment, supplement, change or waiver is sought to be enforced.  No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach nor as a waiver of any other or subsequent breach.  No failure on the part of either party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.6            Governing Law.   This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

12.7            Successors and Assigns   Neither the Seller nor the Shareholder shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer (in the case of any proposed assignment by the Seller or Shareholder) and any such attempted assignment without such prior written consent shall be void and of no force and effect. The Buyer may assign this Agreement upon an assignment of the Transferred Assets to a wholly owned subsidiary of Buyer or Buyer’s parent organization. This Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, legal representatives and permitted assigns of the parties hereto.

12.8             Severability.   If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part.  To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

12.9             Expenses.   Buyer and Seller and Shareholder shall each pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

12.10             Bulk Sales Laws.   The Parties hereunder waive compliance with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any jurisdiction.  The Seller and Shareholder, jointly and severally, agree to indemnify and hold Buyer harmless against any and all Losses, Liabilities, costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar Laws.

12.11             Headings/Waivers.   The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. No waiver of any breach of this Agreement shall operate as a waiver of any similar subsequent breach or any breach of any other provision of this Agreement.

12.12             Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. An electronic image of a signed counterpart shall be equivalent for all purposes to a counterpart bearing an original signature.

12.13             Schedules.   The Seller Schedules attached hereto are incorporated herein by this reference and form part of this Agreement as if set forth in full herein.  Any fact or item which is disclosed on any Seller  Schedule in such a way as to make its relevance or applicability to information called for by another Seller  Schedule or Seller  Schedules reasonably apparent shall be deemed to be disclosed on such other Seller  Schedule or Seller  Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

LORI GOLDSTEIN, LTD.

By	/s/ Lori Goldstein
Name:	Lori Goldstein
Title:	President

SHAREHOLDER:

/s/ Lori Goldstein
LORI GOLDSTEIN

GOLD LICENSING, LLC

By:	/s/ Robert W. D’Loren
Name:	Robert W. D’Loren
Title:	CEO

Solely as to Sections 3.1(d) and 6.7 hereof:

XCEL BRANDS, INC.

By:	/s/ Robert W. D’Loren
Name:	Robert W. D’Loren
Title:	CEO

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EXHIBIT A

Definitions

For the purposes of this Agreement, in addition to the definitions set forth in the text hereof, the following words and phrases shall have the following meanings whenever used in this Agreement (including the schedules and exhibits hereto):

“Accounts Receivable” means any account, note or other receivable or right of the Seller to receive payment, including but not limited to royalties and fee income, in connection with the Seller Business, including any amounts that are owed and unbilled in connection with the Seller Business.

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and every other material plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, disability benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, equity or equity-based, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Seller for the benefit of the Employees or under which the Seller has or may in the future have any Liability.

“Business” means the business of acquiring, managing, marketing, and licensing apparel, accessory, home, beauty, cosmetics, and any other products and/or consumer product brands.

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banks in New York City are authorized or required by Law to remain closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” means confidential data and confidential information, without regard to form (including, but not limited to, technical or nontechnical data, algorithms, formulas, compilations, programs, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of customers or suppliers) which is (i) not known to the competitors of the Business or known or available to the public, (ii) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (iii) is or is customarily subject to secrecy.  Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that (v) has been voluntarily disclosed to the public by the protected Party, (w) has been independently developed and disclosed to the public by others,

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(x) otherwise enters the public domain through lawful means, (y) was lawfully and rightfully disclosed to recipient by another Person, or (z) that is required to be disclosed by Legal Requirement or Decree or requested to be disclosed by a Governmental Entity without the availability of applicable protective orders or treatment.  Following the Closing, all Seller Confidential Information shall be deemed to be Confidential Information of Buyer.

“Contracts” means all contracts, licenses and supply agreements of Seller, including but not limited to the QVC Agreement and OJG Agreement, and used exclusively in connection with or exclusively related to the design, sourcing, merchandising, sale or promotion of products under the Trademarks by which the Transferred Assets.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Entity.

“Decree” means any final, non-appealable judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, or any other order of any Government Entity.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances, codes and other provisions having the force and effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as previously, now or hereafter in effect.

“Fundamental Representations” means the representations and warranties of the Seller and Shareholder contained in Section 5.1 (Organization, Standing and Power) Section 5.2 (Authorization); Section 5.3 (Noncontravention), Section 5.4 (Title to Transferred Assets; Encumbrances; Condition of Assets), Section 5.8 (Intellectual Property), Section 5.9 (Brokers; Finders), Section 5.10 (Taxes) and Section 5.13 (Environmental Matters).

“Government Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

“Governmental Entity” means any nation or government, any state or other political subdivision thereof, any legislative, executive or judicial unit or instrumentality of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof or any entity (including a court or self-regulatory organization) exercising executive, legislative, judicial, Tax, regulatory or administrative functions of or pertaining to government.

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“Intellectual Property means, collectively, all information, materials, works of authorship, trademarks, service marks, logos, domain names, social media accounts, passwords and rights thereto, inventions, trade secrets, know-how, customer and prospect lists, Personal Data, proprietary processes and formulae, Technology, software source code and object code, algorithms, audiovisual works, specifications, and product plans.

“Intellectual Property Rights” means any and all rights in or to Intellectual Property, including (a) rights in patents and patent applications, (b) rights in trademark registrations and applications therefor, rights in service mark registrations and applications therefor, and all goodwill associated therewith, (c) copyrights, and rights in applications or registrations for copyrights, (d) rights in proprietary information and trade secrets, (e) rights in domain name registrations, social media, and other online accounts, and (f) all rights to bring claims of infringement, misappropriation, or misuse of any of the foregoing.

“Knowledge” or words of similar effect means, (a) with respect to Seller, the actual knowledge of each executive officer of Seller (including, but not limited to, Shareholder), and (b) with respect to Buyer, the actual knowledge of each executive officer of Buyer.

“Law” or “Laws” means any law, statute, ordinance, rule, regulation, code, order, judgment, ruling, injunction or decree of any Governmental Entity.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, executive order, administrative order, statute or treaty.

“Liability” means debts, liabilities, obligations, guaranties, endorsements, deficiencies, costs, or responsibilities, whether accrued or fixed, absolute or contingent, accrued or unaccrued, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Losses” means any and all losses of any kind, liabilities, damages, claims, deficiencies, obligations, settlement payments, awards, judgments, fines, royalties, encumbrances, interest awards, penalties and costs and expenses (including Taxes) incurred or suffered (including all reasonable fees and expenses of attorneys, third-party accountants and other experts paid in connection with the investigation or defense of, and all amounts paid in settlement with respect to, any of the foregoing or any action relating to any of the foregoing).

“Material Adverse Effect” means any change, event, circumstance or effect that is materially adverse to the business, financial condition, assets, operations or results of operations of the Seller Business; provided, however, that in determining whether there has been or will be a Material Adverse Effect, no change, effect, event, occurrence or development shall be taken into account if related to or arising from (a) the announcement or consummation of this Agreement and the transactions contemplated hereby, (b) general changes in economic, market, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Seller Business is involved, or (c) changes following the date of this Agreement in Laws, or interpretations thereof by any Governmental Entity, or any changes in accounting principles,

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standards, rules or pronouncements.

“OJG Agreement” means that certain supply agreement dated December 26, 2019 by and among One Jeanswear Group, Inc. and Lori Goldstein, Ltd.

“Personal Data” means a natural person’s street address, home telephone number, photograph, social security number, driver’s license number, passport number or any other piece of information (other than the person’s name, work telephone number or email address) that allows the identification of a natural person.

“Person” means any individual, corporation, partnership, firm, association, joint venture, limited liability company, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity.

“QVC” means QVC as identified in the QVC Agreement.

“QVC Agreement” means that certain license agreement dated May 1, 2013, and amendments thereto, by and among QVC, Inc. and Lori Goldstein, Ltd.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Media Rights” means, other than for the purpose of promoting or selling any goods, products, and/or services under the LGIP (including pursuant to the QVC Agreement), the rights to (a) be involved with and use the “Lori Goldstein” phrase and all other aspects of Shareholder’s persona, and (b) retain all monetary and non-monetary compensation without exception (including but not limited to all salaries, commissions, license payments, and marketing and promotional fees), in connection with Shareholder’s participation in, contribution to, or endorsement of theater and motion pictures and entertainment shows that air on television (other than direct shopping shows or any other direct-response television), film, radio, the internet, and/or any other medium (whether now known or hereinafter developed), appearances, books, blogs, and other publications and creative works, including the right to author, co-author, and otherwise help create (either alone or in collaboration with others) autobiographical books, memoirs, other literary works, visual works, and other creative works (including literary, visual, and other creative works that reference and/or display third-party products and services but only for purposes of identification, trademark nominative use, trademark statutory fair use, and copyright fair use, and not for purposes of offering such third-party products or services for sale), as well as the unrestricted right to use the “Lori Goldstein” phrase and all other aspects of Shareholder’s persona for identification, personal description, and all other purposes that do not directly relate to offering products or services for sale by Shareholder or any other party.

“Security Interest” means any lien, encumbrance, mortgage, pledge, charge, or other security interest.

“Taxes” mean all taxes of any kind, charges, fees, customs, levies, duties, imposts, required

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deposits or other assessments, including all net income, capital gains, recapture, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, license, net worth, asset, transaction, and other taxes, imposed upon any Person by any Law or Governmental Entity, together with any interest and any penalties, fines or additions to tax, with respect to such taxes.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) provided or required to be provided to any Tax authority relating to Taxes.

“Technology” shall mean tangible embodiments of Intellectual Property Rights, whether in electronic, written or other media, including software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, test vectors, netlists, databases, processes, prototypes, samples, studies, or other know-how and other works of authorship.

“Third Party” means a Person that is not a party to this Agreement.

“Transaction Documents” means this Agreement and all other documents required to be delivered at the Closing pursuant to Section 4.2 and Section 4.3.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements.

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Exhibit 4.2(a)

(“Bill of Sale, Assignment and Assumption Agreement”)

See Attached.

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BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is executed and delivered as of April 1, 2021, by and between LORI GOLDSTEIN, LTD., a New York corporation (“Seller”),  GOLD LICENSING, LLC, a Delaware limited liability company (“Buyer”).  Unless otherwise indicated, capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

A.         Pursuant to that certain Asset Purchase Agreement, dated as of March 30, 2021, by and among Seller, Lori Goldstein, as Shareholder of Seller and Buyer (the “Purchase Agreement”), Seller have agreed to sell, transfer, convey, assign and deliver to Buyer, and Buyer has agreed to purchase, accept, assume and acquire from Seller, the Transferred Assets; and

B.         The parties now desire to carry out the intent and purpose of the Purchase Agreement by the execution and delivery of this Agreement, in addition to such other instruments as Buyer shall have otherwise received or may hereafter request in accordance with the terms of the Purchase Agreement, evidencing the vesting in Buyer of the Transferred Assets free and clear of any Security Interests and the assumption by Buyer of the Assumed Liabilities as hereafter described and pursuant to the Purchase Agreement.

For and in consideration of the premises and the considerations provided in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Transfer and Assignment of Assets.  Effective as of the Closing, Seller hereby sells, transfers, conveys, assigns and delivers unto Buyer and its successors and assigns all the right, title and interest of Seller to, in and under the Transferred Assets free and clear of any Security Interests and the Assumed Liabilities. The Transferred Assets, include but are not limited to, the following:

i.    All Intellectual Property Rights with respect to the Intellectual Property;

ii.   All of Seller’s rights under all Contracts identified in Schedule 5.5(i) of the Purchase Agreement;

iii.  All Promotional Material;

iv.  All Digital Files;

v.   All computer equipment and software, lighting and audio equipment and related technical equipment owned by Seller, listed in Schedule 2.1(v)

vi.  All goodwill associated with the Trademarks and the Transferred Assets; and

vii. All Seller Business Records.

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2.         Excluded Assets.  Seller is not selling, and Buyer is not purchasing, any of the Excluded Assets, all of which shall be retained by Seller.

3.         Assumption.  Effective as of  April 1, 2021, Buyer hereby accepts and assumes, from and after the Closing, the Transferred Assets and Buyer agrees to (i) pay, perform and discharge when due the Assumed Liabilities and (ii) perform and operate the Transferred Assets.

4.        Excluded Liabilities.  Notwithstanding anything contained herein to the contrary, other than the Assumed Liabilities, Buyer is not assuming or agreeing to pay, perform or discharge, any liabilities, obligations or commitments whatsoever of Seller, all of which shall be retained and paid, performed and discharged when due by Seller.

5.         Binding Effect; Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

6.         Relation to Purchase Agreement.  This Agreement is intended only to effect (i) the transfer of the Transferred Assets and (ii) the assignment and assumption of the Assumed Liabilities pursuant to the Purchase Agreement, and nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, obligations, conditions, representations or, in general any of the rights and remedies, and any of the obligations and indemnifications of either party set forth in the Purchase Agreement.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

7.         Power of Attorney.  Subject to Section 6, Seller hereby constitutes and appoints Buyer and its successors and assigns as its true and lawful attorney in fact, with full power of substitution, to act for Seller and in its name and stead or otherwise, by and on behalf of and for the benefit of Buyer and its successors and assigns, to execute all documents, to demand and receive from time to time any and all of the Transferred Assets, and to give receipts and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute in the name of Seller or otherwise for the benefit of Buyer and its successors and assigns, any and all proceedings at law, in equity or otherwise which Buyer or its successors or assigns may deem appropriate, necessary or desirable to establish, perfect or defend its rights acquired hereunder and in order to collect, assert or enforce any claim, right or title of any kind in and to the Transferred Assets, and to defend or compromise any and all actions, suits or proceedings in respect of any of the Transferred Assets, and to do all such acts and things in relation thereto as Buyer or its successors or assigns shall deem desirable.  Seller hereby declares that the appointment made, and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason.

8.         Further Actions.  Subject to Section 6, at any time or from time to time after the date hereof at Buyer’s reasonable request and without any requirement of further consideration, Seller shall execute and deliver to Buyer such other instruments of transfer, conveyance and

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confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary in order to convey, grant, bargain, sell, transfer, deliver, and assign to Buyer, and to confirm Buyer’s title to, all of the Transferred Assets.

9.         Counterparts.  The original signatures on this Bill of Sale and Assignment and Assumption Agreement may be delivered by facsimile or PDF, which shall be deemed originals.  This Bill of Sale and Assignment and Assumption Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  Assignor and Assignee agree that the signatories below have the full right, power, and authority to execute this document.

10.        Miscellaneous.  The following provisions of the Purchase Agreement shall apply to this Agreement mutatis mutandis as if set forth herein: Section 121.1 (Notices); Section 12.5 (Entire Agreement; Amendments and Waivers); Section 12.6 (Governing Law); Section 12.7 (Successors and Assigns); Section 12.8 (Severability); Section 12.9 (Expenses); and Section 12.12 (Counterparts).

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IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment and Assumption Agreement to be executed by their duly authorized officers, to be effective as of the date first above stated.

BUYER:		SELLER:

GOLD LICENSING, LLC		LORI GOLDSTEIN, LTD.

By:		By:
Name:	Robert W. D’Loren	Name:	Lori Goldstein
Title:	CEO	Title:	President

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Exhibit 4.2(b)

(“Assignment and Assumption Agreement of Intellectual Property”)

See Attached

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ASSIGNMENT AND ASSUMPTION AGREEMENT OF INTELLECTUAL PROPERTY

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and as of April 1, 2021 (the effective date), LORI GOLDSTEIN, LTD., a New York corporation, with offices located at 54 West 21st Street, New York, New York 10010, (“Assignor”), hereby contributes, assigns, conveys and transfers to GOLD LICENSING, LLC, a Delaware limited liability company, with offices located at c/o Xcel Brands, Inc., 1333 Broadway, 10th Floor, New York, New York 10018 (“Assignee”), its successors and assigns, absolutely and forever, free and clear of all liens, encumbrances, charges, pledges, security interests or restrictions, and together with the goodwill of the business associated therewith, the following intellectual property (“Intellectual Property”). Capitalized terms not otherwise herein defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement dated of even date herewith between Assignor, as seller and Assignee, as purchaser (the “Asset Purchase Agreement”), and this Assignment and Assumption Agreement of Intellectual Property is pursuant to the terms of the Asset Purchase Agreement.

A.        Trademarks:  All right, title and interest in and to the trademarks set forth in Exhibit 1 annexed hereto (collectively, the “Trademarks”), pursuant to the Worldwide Trademark Assignment referenced in Section 4.2(c) of the Asset Purchase Agreement.

B.        Domain Name:  All right, title and interest in and to the Domain Name set forth in Exhibit 2 annexed hereto (the “Domain Name”), pursuant to the Domain Name Assignment referenced in Section 4.2(d) of the Asset Purchase Agreement.

C.        Copyrights:  All right, title and interest of whatever kind Assignor may possess, in and to including, but not limited to, all common law and statutory copyrights (the “Copyrights”), the right to register such copyrights, any and all renewals and extensions of such copyrights, all causes of action for any and all previously occurring infringements of the rights being assigned hereby, and the right to receive and retain the proceeds relating to such infringements, including but not limited to:

(i)        the web pages created or acquired by or for the Seller solely with respect to the sale and marketing of products under the Trademarks and associated with, or located at or under, the Domain Name (collectively the “Website”), including all Website Materials. The “Website Materials” include, without limitation: (i) web pages, support files and related information and data associated with the Website; (ii) any and all text, graphics, HTML or similar code, applets, scripts, programs, databases, source code, object code, templates, forms, image maps, documentation, audio files, video files, log files or customer data; (iii) all copyrights, copyright registrations, copyright applications, trade secrets, moral rights, publicity rights and know-how related to the Website; (iv) all content that has appeared in any past or present editions of the Website, whether archived on the Website or otherwise; and (v) the operation, concepts, look and feel of the Website and Website Materials and business ideas associated with the design, sourcing, merchandising, sale and marketing of products under the Trademarks (the “Content”) but excluding in all cases the Excluded Assets, and;

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(ii)        all social media platforms maintained by the Seller or Shareholder, including but not limited to Facebook, Instagram, Snapchat, Pinterest, and any others, including any usernames and passwords for use of such platforms for the design, sourcing, merchandising, sale and marketing of products under the Trademarks; and

(iii)        all available creative materials and advertising and promotional materials relating to the Trademarks in all formats, including print, electronic and digital formats, and including but not limited to product designs, sketches, and all marketing and promotional materials related to the Lori Goldstein Brands (the “Promotional Materials”)

D.        Patents:  Assignor has no patents and/or pending patent applications.

Assignor represents, warrants and covenants to Assignee as follows:

1.   Assignor agrees to promptly execute all documents and assist in all proceedings to perfect, register, and record Assignee’s rights to the Intellectual Property as Assignee may reasonably deem appropriate, and any additional documents that Assignee reasonably believes are necessary to accomplish the intent of this Assignment and Assumption Agreement of Intellectual Property, and such efforts shall be at Assignee’s expense.

2.   The original signatures on this Assignment and Assumption Agreement of Intellectual Property may be delivered by facsimile or PDF, which shall be deemed originals.  This Assignment and Assumption Agreement of Intellectual Property may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  Assignor and Assignee agree that the signatories below have the full right, power, and authority to execute this document.

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption Agreement of Intellectual Property to be duly executed and delivered as of the 1st  day of April 2021.

ASSIGNEE:		ASSIGNOR:

GOLD LICENSING, LLC		LORI GOLDSTEIN, LTD.

By:		By:
Name:	Robert W. D’Loren	Name:	Lori Goldstein
Title:	CEO	Title:	President

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STATE OF NEW YORK       )

:ss.:

COUNTY OF NEW YORK   )

On the ___ day of March 2021, before me, the undersigned, personally appeared LORI GOLDSTEIN, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK       )

:ss.:

COUNTY OF NEW YORK   )

On the ___ day of March 2021, before me, the undersigned, personally appeared ROBERT W. D’LOREN , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

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Exhibit 4.2(c)

(“Trademark Assignment”)

See Attached

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WORLDWIDE TRADEMARK ASSIGNMENT

This Worldwide Trademark Assignment is effective as of April 1, 2021 by and between Lori Goldstein, Ltd. (“Assignor”), a New York corporation having an address at 54 West 21st Street, Suite 702, New York, NY 10010, and Gold Licensing, LLC, a Delaware limited liability company, having an address c/o Xcel Brands, Inc., 1333 Broadway, 10th Floor, New York, New York 10018.

WHEREAS, Assignor owns (a) the trademark filings listed in Exhibit 1 to this Worldwide Trademark Assignment; (b) the trademarks listed in the “Trademark” column in this Exhibit 1; and (c) all goodwill associated with these trademark filings and the listed trademarks (the trademark filings, listed trademarks, and goodwill are hereinafter collectively the “Trademarks”); and

WHEREAS, Assignor is selling certain assets to Assignee pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of March 30, 2021, and these Trademarks are included within such assets and pertain to such assets.

NOW THEREFORE, in consideration of the mutual covenants of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1.         Assignor hereby assigns, transfers, and conveys to Assignee all of Assignor’s worldwide right, title, and interest in and to the Trademarks, including but not limited to (a) all rights to sue and recover for past, present, and future infringement, dilution, and other violations concerning the Trademarks, and (b) all rights of priority and protection of interests under the laws of any jurisdiction worldwide.  This assignment is in connection with a sale of the business to which the Trademarks pertain.

2.         Assignor agrees to promptly execute all documents and assist in all proceedings to perfect, register, and record Assignee’s rights to the Trademarks as Assignee may reasonably deem appropriate, and any additional documents that Assignee reasonably believes are necessary to accomplish the intent of this Worldwide Trademark Assignment, and such efforts shall be at Assignee’s expense.

3.         The original signatures on this Worldwide Trademark Assignment may be delivered by facsimile or PDF, which shall be deemed originals.  This Worldwide Trademark Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  Assignor and Assignee agree that the signatories below have the full right, power, and authority to execute this document.

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IN WITNESS WHEREOF, the undersigned have caused this Worldwide Trademark Assignment to be duly executed and effective as of April 1, 2021.

LORI GOLDSTEIN, LTD. (Assignor)		GOLD LICENSING, LLC (Assignee)

Name:	Ms. Lori Goldstein	Name:	Robert W. D’Loren
Title:	President	Title:	CEO
Date:		Date:

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STATE OF NEW YORK )
)	SS.:
COUNTY OF NEW YORK )

On the ___ day of March 2021, before me, the undersigned, personally appeared LORI GOLDSTEIN, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK )
)	SS.:
COUNTY OF NEW YORK )

On the ___ day of March 2021, before me, the undersigned, personally appeared ROBERT W. D’LOREN, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

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Exhibit 4.2(d)

Domain Name Assignment

See Attached

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DOMAIN NAME ASSIGNMENT

WHEREAS, LORI GOLDSTEIN, LTD., a New York corporation, with offices located at 54 West 21st Street, New York, New York 10010 (“Assignor”), is the owner/registrant of the domain name lorigoldstein.com (the “Domain Name”), as shown by the records of the registrar, PDR Ltd. d/b/a PublicDomainRegistry.com.

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of March 30, 2021, by and among Lori Goldstein, Ltd., as Seller; Lori Goldstein, as Shareholder of Seller; and LG Brands, LLC as Buyer (the “Asset Purchase Agreement”), GOLD LICENSING, LLC, with offices located at c/o Xcel Brands, Inc., 1333 Broadway, 10th Floor, New York, New York 10018 (“Assignee”), has agreed to acquire any and all rights held by Assignor in and to the Domain Name.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell and assign to Assignee, as of April 1, 2021 (the effective date of this Domain Name Assignment), all right, title and interest held by Assignor in and to the Domain Name.

1.         Assignor agrees to promptly execute all documents and assist in all proceedings to perfect, register, and record Assignee’s rights to the Domain Name as Assignee may reasonably deem appropriate, and any additional documents that Assignee reasonably believes are necessary to accomplish the intent of this Domain Name Assignment, and such efforts shall be at Assignee’s expense.

2.         The original signature on this Domain Name Assignment may be delivered by facsimile or PDF, which shall be deemed an original.  Assignor and Assignee agree that the signatory below has the full right, power, and authority to execute this document.

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IN WITNESS WHEREOF, the undersigned has caused this Domain Name Assignment to be duly executed and effective as of April 1, 2021.

LORI GOLDSTEIN, LTD. (Assignor)

Name:	Ms. Lori Goldstein
Title:	President
Date:

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STATE OF NEW YORK )
)	SS.:
COUNTY OF NEW YORK )

On the ___ day of March 2021, before me, the undersigned, personally appeared LORI GOLDSTEIN, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

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Exhibit 4.2(e)

(“Employment Agreement”)

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Exhibit 4.2(f)

(“Consulting Agreement”)